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                                                                    EXHIBIT 8.01

                             HOGAN & HARTSON L.L.P.
                            555 Thirteenth Street, NW
                             Washington, D.C. 20004

                                  July 31, 2000

Board of Directors
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland  21224

Ladies and Gentlemen:

                  This opinion is being delivered to you in connection with the proposed merger of St. John Development Corp. ("Merger Subsidiary"), a Delaware corporation and wholly-owned subsidiary of Guilford Pharmaceuticals Inc. ("Parent"), a Delaware corporation, with and into Gliatech Inc. (the "Company"), a Delaware corporation, with the separate corporate existence of Merger Subsidiary ceasing and the Company continuing as the surviving corporation (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of May 29, 2000, by and among Parent, Merger Subsidiary and the Company.

                  In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4, as amended to date, filed with the Securities and Exchange Commission (the "Registration Statement") and the Preliminary Statement/Prospectus of Parent and the Company; (3) representations and certifications made to us by Parent (attached hereto as Exhibit A); (4) representations and certifications made to us by the Company (attached hereto as Exhibit B); and (5) such other instruments and documents related to the formation, organization and operation of Parent, Merger Subsidiary


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Guilford Pharmaceuticals Inc.
July 31, 2000
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and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.1/

                            The Proposed Transaction

                  Based solely upon our review of the documents set forth above, and upon such information as Parent, Merger Subsidiary and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  Parent is a biopharmaceutical company engaged in the development and commercialization of novel products in two principal areas: (i) targeted and controlled drug delivery systems using proprietary biodegradable polymers for the treatment of cancer and other diseases or conditions; and (ii) therapeutic and diagnostic products for neurological diseases and conditions. Merger Subsidiary was organized solely for the purpose of accomplishing the merger described below. The Company is engaged in the discovery and development of biosurgical and therapeutic products to improve surgical outcome and to treat neurological disorders.

                  For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Subsidiary merge with and into the Company. Merger Subsidiary's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Subsidiary under Delaware corporate law.

                  By virtue of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 3.1(b) of the Agreement) will be converted into the right to receive the Merger Consideration, consisting of 1.38 shares of Parent Common Stock (including any Rights issued pursuant to the Parent Rights

-----------------------
1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").


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Guilford Pharmaceuticals Inc.
July 31, 2000
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Agreement). Fractional shares of Parent Common Stock will not be issued in the
Merger. Rather, a holder of Shares entitled to receive a fractional share of Parent Common Stock will be entitled to receive a cash payment in lieu thereof, which payment will equal the amount determined by multiplying (i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled by (ii) the average closing price of a share of Parent Common Stock as reported on the NASDAQ for the twenty most recent days that Parent Common Stock has traded ending on the third trading day prior to the Effective Time. Under Delaware General Corporation Law, no appraisal rights will be available to holders of Shares in connection with the Merger.

                         Assumptions and Representations

                  In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

                  1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                  2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

                  3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Parent, Merger Subsidiary and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all


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other documents and instruments referred to therein or in the Proxy
Statement/Prospectus are valid and binding in accordance with their terms.

                    Opinion - Federal Income Tax Consequences

                  Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal income tax purposes: (1) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code with the consequences that (a) the Company and Parent will not recognize any gain or loss; (b) no gain or loss will be recognized by a Company stockholder as a result of the receipt solely of shares of Parent common stock pursuant to the Merger, except to the extent of any cash received in lieu of fractional shares of Parent common stock; (c) a Company stockholder who receives cash in lieu of a fractional share of Parent common stock will be treated as if the stockholder received the fractional share and then sold the share back to Parent and the stockholder will in general recognize gain or loss on the sale of the fractional share equal to the difference between (w) the amount of cash received for the fractional share and (x) the stockholder's tax basis in the fractional share; (d) a Company stockholder's aggregate tax basis in Parent common stock received pursuant to the merger will initially be (y) equal to the stockholder's aggregate tax basis in the Company common stock immediately prior to the Merger (z) reduced by the amount of basis allocable to the fractional share, as described above; and (e) a Company stockholder's holding period for Parent common stock received in exchange for Company common stock pursuant to the Merger will include the holding periods of the Company common stock; and (2) the discussion in the Registration Statement under the heading "Federal Income Tax Consequences," to the extent such discussion describes applicable federal income tax law, is correct in all material respects, as of the date hereof.

                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

                  1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable


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outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Parent has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

                  2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

                  3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company that may be relevant to particular classes of the Company shareholders, including without limitation, financial institutions or trusts; tax-exempt entities; insurance companies; traders that mark to market; dealers in securities or foreign currencies; stockholders who received their Company stock through an exercise of employee stock options or otherwise as compensation; stockholders who are foreign corporations, foreign partnerships, or other foreign entities, or individuals who are not citizens or residents of the U.S.; and stockholders who hold Company stock as part of a hedge, straddle or conversion transaction.

                  4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision


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thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  This opinion letter has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                          Sincerely yours,



                                                          HOGAN & HARTSON L.L.P.